As filed with the Securities and Exchange Commission on September 25, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_________________
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_________________
ON2 TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Charter)
__________________________________

Delaware (State or Other Jurisdiction of Incorporation or Organization)	84-1280679 (I.R.S. Employer Identification No.)

21 Corporate Drive, Suite 103, Clifton Park, NY 12065
(518) 348-0099
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MATTHEW C. FROST
SVP, Legal and Business Affairs
On2 Technologies, Inc.
21 Corporate Drive, Suite 103
Clifton Park, New York 12065
(518) 348-0099
(Name, address, including zip code, and telephone number, including area code, of agent for service)
__________________________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as decided by the selling stockholders.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ྑ

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ྑ ______________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ྑ ______________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ྑ

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value	5,495,614	$0.745	$4,094,232.43	$438.07

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s common stock as reported on the American Stock Exchange on September 22, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated September 25, 2006

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

ON2 TECHNOLOGIES, INC.

5,495,614 SHARES OF COMMON STOCK
_______________________

This prospectus may be used only in connection with the resale, from time to time, of up to 5,495,614 shares of our common stock, par value $0.01, by the selling stockholders identified in this prospectus. Of the 5,495,614 shares, 3,070,175 shares were issued to the selling stockholders in a private placement and up to 2,425,439 shares are issuable upon exercise of warrants to purchase our common stock. We will not receive any of the proceeds from the sale of the common stock by the selling stockholders.

Certain information about the time and manner in which the selling stockholders may sell shares of our common stock under this prospectus is provided under the sections entitled “Selling Stockholders” and “Plan of Distribution”.

Our common stock is quoted on the American Stock Exchange under the symbol “ONT.” On September 22, 2006, the last reported sales price of our common stock was $0.75 per share.

Investing in our common stock involves risks. Beginning on page 4, we have listed a number of “Risk Factors” that you should consider. You should read the entire prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

_______________________

The date of this prospectus is                   , 2006

FORWARD LOOKING STATEMENTS

Statements made in this prospectus, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance, including statements relating to products, customers, suppliers, business prospects and effects of acquisitions. In some cases, forward-looking statements can be identified by terminology such as “may,” “might,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “assume”, “intend,” “plan,” “believe,” “estimate,” “potential,” or “continue,” the negative of these terms or other comparable terminology. These statements involve a number of risks and uncertainties, including incomplete or preliminary information; changes in government regulations and policies; continued acceptance of our products and services in the marketplace; competitive factors; technological changes; our dependence upon third-party suppliers; intellectual property rights; business and economic conditions generally; and other risks and uncertainties including those set forth below under “Risk Factors” that could cause actual events or results to differ materially from any forward-looking statement. The following information should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission on March 15, 2006, and our Form 10-Q for the quarter ended June 30, 2006, filed with the Securities and Exchange Commission on August 2, 2006.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus and are based on information currently and reasonably known. We undertake no obligation to revise or update publicly any forward-looking statements that may be made to reflect events or circumstances that occur after the date of this prospectus or to reflect the occurrence or effect of anticipated or unanticipated events.

You should rely only on the information contained, or incorporated by reference, in this prospectus or the registration statement. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, the shares of our common stock only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of our common stock.

PROSPECTUS SUMMARY

Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus carefully, including the risks of investing discussed under “Risk Factors,” beginning on page •, and the financial statements included in our other filings with the Securities and Exchange Commission, before making an investment decision.

Overview

We are a leading video compression technology firm. We have developed a proprietary technology platform and the TrueMotion VPx family (e.g., VP5, VP6, VP7) of video compression/decompression ("codec") software to deliver high-quality video at the lowest possible data rates over proprietary networks and the Internet to set-top boxes, personal computers and wireless devices. Unlike many other video codecs that are based on standard compression specifications set by industry groups (e.g., MPEG-2 and H.264), our video compression software is based solely on intellectual property that we developed and own ourselves.

We offer the following suite of products and services that incorporate our proprietary compression technology:

Products	o Video codecs; o Audio codecs; and o encoding and server software, for use with video delivery platforms

Services	o Customized engineering and consulting services; o Technical support; and o High-level video encoding

Many of our customers are software developers who use our products and services chiefly to provide the following video-related products and services to end users:

TYPE OF CUSTOMER APPLICATION	EXAMPLES

Video and Audio Distribution over Proprietary Networks	o Providing video-on-demand services to residents in multi-dwelling units (MDUs) Video surveillance

Consumer Electronic Devices	o Digital video players o Digital video recorders

Wireless Applications	o Delivery of video via satellite o Providing video to web-enabled cell phones and PDAs

Video and Audio Distribution over	o Video-on-demand IP-based Networks (Internet) o Teleconferencing services o Video instant messaging o Video for Voice-over-IP (VOIP) services

In addition, we have recently begun marketing encoding software for use either by end users or by developers who want to add video-encoding functionality to the software they have developed.

We earn revenue chiefly through licensing our software and providing specialized software engineering and consulting services to customers. In addition to license fees, we often charge a royalty fee based on the number of units of some or all of the customer's products that contain the relevant On2 software products that are sold or distributed. Some of our agreements with customers also require that the customers pay us a percentage of the revenues that they earn from any of their products or services that use our software. Royalties may be subject to guaranteed minimum amounts and/or maximum amounts (e.g., annual caps).

We have recently begun selling products and services that extend from our existing relationships with licensees. For instance, if a customer has licensed our software to develop its own proprietary video format and video players, we may sell encoding software to users who want to encode video for playback on our customers' players or we may provide engineering services to companies that want to modify our customer's software for use on a specific platform, such as a cell phone. As with royalties or revenue share arrangements, complementary sales of encoding software or engineering services should allow us to participate in the success of our customers' products. For instance, if a customer's video platform does well commercially, we would expect there to be a market for encoding software and/or engineering services in support of that platform.

As part of our strategy to develop complementary products that could allow us to capitalize on our customers' success, in April 2005 we completed the acquisition from Wildform, Inc. of its Flix line of encoding software. The Flix software allows users to encode video and other multimedia content for playback on Adobe(R) Flash(R) player, which is a widely distributed multimedia player.

In addition to licensing our software to software developers and end users for their own use, we sell licenses to certain third-party resellers. We also generally require that customers pay us if they desire to receive any upgrades to our software (e.g., from VP6 to VP7). We charge a fee for engineering and consulting services, based on an estimate of the time it will take our software engineers to provide the services, or an hourly fee for ongoing services such as product support.

Unless stated otherwise, references in this prospectus to “On2”, the “Company”, “we”, “our”, or “us” refers to On2 Technologies, Inc., a Delaware corporation, and its subsidiaries. Each trademark, trade name, or service mark of any other company appearing in this prospectus belongs to its holder.

The Offering

This prospectus relates to the public offering of up to 5,495,614 shares of our common stock by MidSummer Investment Ltd. and Rockmore Investment Master Fund, Ltd., each a selling shareholder.

Common Stock Offered	5,495,614 shares of common stock.

Common Stock Outstanding After Offering	101,968,683 shares of common stock (1)

Use of Proceeds	We will not receive any of the proceeds of the resale of the shares of common stock by the selling stockholders.

Trading	Our common stock is traded on the American Stock Exchange under the symbol “ONT”.

Risk Factors
See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the shares of common stock offered by the selling stockholders pursuant to this prospectus.

(1)
The number of shares of our common stock that are to be outstanding after this offering is based on the number of shares outstanding on September 25, 2006, after giving effect to the exercise of warrants for all of the 2,425,439 warrant shares included in the registration statement of which this prospectus forms a part.

RISK FACTORS

You should carefully consider the following risk factors and warnings before making an investment decision. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially and adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information set forth and incorporated by reference in this prospectus, including our consolidated financial statements and the related notes.

We may need to obtain additional cash to operate our business, and to be able to execute our business plan and may not achieve profitability.

Since our inception, we have incurred significant losses and negative cash flow from operations, and as of June 30, 2006, we had an accumulated deficit of approximately $122 million. As of June 30, 2006, we had cash reserves of approximately $2.8 million. During fiscal 2006, we expect to meet our working capital obligations and other cash requirements with cash derived from the sale of our products and services and from our cash reserves. There can be no assurance, however, that cash derived from the sale of our products and services will be sufficient for our operating needs or that we will be able to achieve profitability on a consistent basis, if at all. In the event that cash used in operations is higher than anticipated and we are unable to secure additional funding, in order to preserve cash, we would be required to further reduce expenditures and effect further reductions in our corporate infrastructure, either of which could have a material adverse effect on our ability to continue our current level of operations. Even if we obtain additional working capital in the near future, to the extent that operating expenses increase or we need additional funds to make acquisitions, develop new technologies or acquire strategic assets, the need for additional funding may be accelerated and there can be no assurances that any such additional funding can be obtained on terms acceptable to us, if at all.

If we cannot generate sufficient positive cash flows from our operations, our operating results and our stock price may be negatively impacted.

We currently do not generate sufficient revenues to offset our operating costs. Moreover, as we continue to expand our product and service offerings to maintain our competitive advantage, we may be required to incur additional costs to hire and retain additional personnel, license complementary third party technology for use in our proprietary software or expand both our international and domestic presence to enter new markets. These costs may significantly increase our current level of monthly operating expenses. Failure to generate sufficient capital through both our revenue streams and financings may require us to execute additional corporate restructurings, scale back our product or service offerings or limit the markets into which we enter. Any of these items, or a combination thereof, could have a harmful effect on our operating results and our stock price.

We have a history of losses and negative cash flow from operations and anticipate continued losses.

We have not achieved profitability, and it is a possibility that we will continue to incur operating losses for the foreseeable future as we fund operating and capital expenditures in implementing our business plan. Our business model assumes that consumers will be attracted to and use broadband-specific video compression technology to access content available on customer Web sites or over proprietary networks that will, in turn, allow us to provide our technology solutions to customers. Our business model is not yet proven, and we cannot assure you that we will ever achieve or sustain profitability or that our operating losses will not increase in the future. Our business strategy may be unsuccessful and we may not be able to adequately address all or any of these risks. Even if we are able to achieve profitability, we may be unable to sustain or increase our profitability. In either case, our operating results and liquidity would be harmed.

We cannot predict whether the SEC will obtain a formal order of investigation in connection with investor and other communications made by our former chief executive officer.

On March 2, 2006, we announced that we had voluntarily reported to the SEC that we had undertaken an internal investigation into facts and circumstances concerning investor and other communications made by our former chief executive officer. The former chief executive officer was terminated as chief executive officer on February 2, 2006, and the internal investigation was completed on May 4, 2006. We cannot predict whether or not the SEC will investigate us or what the ultimate outcome would be if the SEC were to investigate us. The outcome could include the institution of administrative or civil injunctive proceedings involving us or our current or former employees or officers. The SEC could impose fines or other penalties, sanctions or a referral to other governmental agencies.

Our stock price may fluctuate for reasons beyond our control, which could result in losses on your investment in our stock.

Fluctuations in the market price of our common stock may adversely affect our access to capital and financing and our ability to attract and retain qualified personnel. Historically, our common stock price has fluctuated widely, with a 52-week range as of September 22, 2006 of $0.55 to $1.48. We expect fluctuations to continue in the future for a number of reasons, including:

o	quarterly variations in our operating results;
o	competitive announcements;
o	the operating and stock price performance of other companies that investors may deem comparable to us;
o	news relating to trends in our markets; and
o	changes in financial estimates by securities analysts or failure to meet analyst estimates.

In addition, the stock market generally has experienced significant price and volume fluctuations, and the market prices of companies in our industry have been highly volatile. Due to the volatility of the stock market generally, the price of our common stock could fluctuate for reasons beyond our control.

The sale of shares eligible for future sale in the open market may cause our stock price to decline and could hinder our future ability to raise capital.

Sales of significant amounts of our common stock in the public market in the future, the perception that sales will occur, or the registration of shares could significantly depress the market price of our common stock or hinder our future ability to raise capital. We have granted some of the holders of our securities demand registration rights and anti-dilution protections, which may require us to issue additional shares to those holders if certain triggering events occur, such as our failure to register such holders' shares or the issuance of additional shares of our common stock below a certain price. We may also issue additional shares in acquisitions and may grant additional stock options to our employees, officers, directors and consultants under the stock option plans.

If we are unable to continue to attract, retain and motivate highly skilled employees, we may not be able to execute our business plan.

Our ability to execute our growth plan and be successful depends on our continuing ability to attract, retain and motivate highly skilled employees. As we continue to grow, we will need to hire additional personnel in all operational areas. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, customers could experience delays in service, which could, in turn, adversely affect our operating results and revenue. Additionally, retention of highly skilled employees may require additional personnel costs or the issuance of certain equity compensation. These factors would reduce profitability and the price of our common stock.

Much of our technology relies on owned or licensed intellectual property, and if such rights are not protected from the use of others, including potential competitors, our business prospects may be harmed.

The failure to protect our intellectual property could seriously harm our businesses and prospects because we believe that our technology is unique and that its proprietary nature is critical to our success. If our prospects are harmed, the price of our common stock may decline because we may be less attractive to investors. Our efforts to protect our intellectual property through trademarks, copyrights, patents, trade secret laws, access to information and confidentiality agreements may not be adequate to protect our proprietary rights. Even with all of these precautions, it could be possible for someone else to either copy or otherwise obtain and use our proprietary information without our authorization or to develop similar technology independently. In addition, effective trademark, copyright and trade secret protection may not be available in every country in which our products and services are made available, and policing unauthorized use of our proprietary information is difficult and expensive. We cannot be sure that the steps we have taken will prevent misappropriation of our proprietary information. In the future, we may need to go to court to either enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. That litigation might result in substantial costs and diversion of resources and management attention.

We do from time to time license from third parties technologies incorporated into some of our products and services. Such third party technologies are generally not material to our core business of developing proprietary video compression technology. They are, however, of greater importance to our business of selling Flash encoding and transcoding tools, where the ability to decode and/or encode files in a variety of third-party formats is valuable. In addition, as we continue to introduce new services that incorporate new technologies, we may be required to license additional technology from others. We cannot be sure that these third-party technology licenses will continue to be available on commercially reasonable terms, if at all.

The broadband and mobile video services and technology markets are highly competitive, and our failure to compete effectively could hurt our revenue and reduce our gross margins and profitability.

We face significant competition in the market for our technology and services. In establishing our broadband and mobile strategies, we face a number of strong, firmly entrenched competitors, who are currently providing similar services to low-bandwidth users and high-bandwidth users and have greater financial, technical and marketing resources than us. These and other companies have announced plans to provide broadband and mobile video-based services and technology. In addition to competition from other Internet content and technology companies, well-established media distribution companies, particularly in the cable television, cellular telephone and satellite markets, have established, and continue to seek to establish, interactive, on-demand digital services through the development of sophisticated digital set-top technology and related back-end server systems. Those competitors could cause us to lose customers and impair our ability to attract new customers.

If we fail to keep pace with technological advances in our industry or if we pursue technologies that do not become commercially accepted, customers may not buy our products and our revenue and profitability may decline.

Our future success depends, in large part, on our ability to use leading technologies effectively, to develop our technological expertise, to enhance our existing services and to develop new services that meet changing customer needs on a timely and cost-effective basis. We are unable to predict which technological developments will challenge our competitive position or the amount of expenditures that will be required to respond to a rapidly changing technological environment. Our failure to respond in a timely and effective manner to new and evolving technologies could have a negative impact on our operating results and financial condition.

Regulatory changes in the Internet industry involve uncertainties, and the resolution of these uncertainties could adversely affect our business by raising our costs or reducing potential revenues.

Although we are not currently subject to direct regulation by any governmental agency other than rules and regulations that apply to businesses generally and any export and import controls which may apply to our products, laws and regulations specifically pertaining to the Internet are new and developing. These laws, when enacted may require us to comply with new procedures or limit the scope of our technology or services, which could raise our expenses or reduce our revenues. The developing laws and regulations govern matters such as online content, intellectual property, user privacy, e-commerce, information security and taxation. Moreover, we may be liable to third parties for any content that we encode, distribute or make available on our website if that content violates a third party's intellectual property rights or violates any applicable laws, such as obscenity laws or defamation laws. In addition, the applicability of existing laws to the Internet is uncertain and evolving.

Effects of anti-takeover provisions could inhibit potential investors or delay or prevent a change of control that may favor you.

Some of the provisions of our certificate of incorporation, our bylaws and Delaware law could, together or separately:

o	discourage potential acquisition proposals;
o	delay or prevent a change in control; and
o	limit the price that investors might be willing to pay in the future for shares of our common stock.

In particular, our board of directors is authorized to issue up to 20,000,000 shares of preferred stock (less any outstanding shares of preferred stock) with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock.

We have never paid common stock dividends and do not anticipate paying common stock dividends in the foreseeable future.

We currently intend to retain earnings, if any, to support our growth strategy. We do not anticipate paying dividends on our common stock in the foreseeable future.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock offered by the selling stockholders pursuant to this prospectus. See “Selling Stockholders.”

BUSINESS

We are a leading video compression technology firm. We have developed a proprietary technology platform and the TrueMotion VPx family (e.g., VP5, VP6, VP7) of video compression/decompression ("codec") software to deliver high-quality video at the lowest possible data rates over proprietary networks and the Internet to set-top boxes, personal computers and wireless devices. Unlike many other video codecs that are based on standard compression specifications set by industry groups (e.g., MPEG-2 and H.264), our video compression software is based solely on intellectual property that we developed and own ourselves.

We offer the following suite of products and services that incorporate our proprietary compression technology:

Products	o Video codecs; o Audio codecs; and o encoding and server software, for use with video delivery platforms

Services	o Customized engineering and consulting services; o Technical support; and o High-level video encoding

Many of our customers are software developers who use our products and services chiefly to provide the following video-related products and services to end users:

TYPE OF CUSTOMER APPLICATION	EXAMPLES

Video and Audio Distribution over Proprietary Networks	o Providing video-on-demand services to residents in multi-dwelling units (MDUs) Video surveillance

Consumer Electronic Devices	o Digital video players o Digital video recorders

Wireless Applications	o Delivery of video via satellite o Providing video to web-enabled cell phones and PDAs

Video and Audio Distribution over	o Video-on-demand IP-based Networks (Internet) o Teleconferencing services o Video instant messaging o Video for Voice-over-IP (VOIP) services

In addition, we have recently begun marketing encoding software for use either by end users or by developers who want to add video-encoding functionality to the software they have developed.

We earn revenue chiefly through licensing our software and providing specialized software engineering and consulting services to customers. In addition to license fees, we often charge a royalty fee based on the number of units of some or all of the customer's products that contain the relevant On2 software products that are sold or distributed. Some of our agreements with customers also require that the customers pay us a percentage of the revenues that they earn from any of their products or services that use our software. Royalties may be subject to guaranteed minimum amounts and/or maximum amounts (e.g., annual caps).

We have recently begun selling products and services that extend from our existing relationships with licensees. For instance, if a customer has licensed our software to develop its own proprietary video format and video players, we may sell encoding software to users who want to encode video for playback on our customers' players or we may provide engineering services to companies that want to modify our customer's software for use on a specific platform, such as a cell phone. As with royalties or revenue share arrangements, complementary sales of encoding software or engineering services should allow us to participate in the success of our customers' products. For instance, if a customer's video platform does well commercially, we would expect there to be a market for encoding software and/or engineering services in support of that platform.

As part of our strategy to develop complementary products that could allow us to capitalize on our customers' success, in April 2005 we completed the acquisition from Wildform, Inc. of its Flix line of encoding software. The Flix software allows users to encode video and other multimedia content for playback on Adobe(R) Flash(R) player, which is a widely distributed multimedia player.

In addition to licensing our software to software developers and end users for their own use, we sell licenses to certain third-party resellers. We also generally require that customers pay us if they desire to receive any upgrades to our software (e.g., from VP6 to VP7). We charge a fee for engineering and consulting services, based on an estimate of the time it will take our software engineers to provide the services, or an hourly fee for ongoing services such as product support.

SELLING STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock, as of September 25, 2006, by the selling stockholders.

The information provided in the table below with respect to each selling stockholder has been obtained from that selling stockholder. Except as otherwise disclosed below, the selling stockholders do not have, or within the past three years have not had, any position, office or other material relationship with us. Because each selling stockholder may sell all or some portion of the shares of common stock beneficially owned by him, we cannot definitively estimate the number of shares of common stock that will be beneficially owned by each selling stockholder after this offering. In addition, each selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which they provided the information regarding the shares of common stock beneficially owned by him, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Securities Exchange Act of 1934.

Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Number of Shares Being Offered	Number of Shares of Common Stock Beneficially Owned Following the Offering	Percentage of Class Following the Offering(1)

MidSummer Investment Ltd.,	9,831,750(2)	4,605,263	4,605,263	4.6%
Rockmore Investment Master Fund, Ltd.	767,544(3)	767,544	0	*	%
Gregory Dyer	118,140(4)	79,825	58,315	*	%
Kuhns Brothers, Inc.	42,982(5)	42,982	0	*	%

*      Less than one percent.

(1)    Assumes that all shares held by selling stockholders that are being offered pursuant to this prospectus will be sold. Also assumes the conversion and exercise of all shares of preferred stock and warrants convertible into Common Stock, if any, held by the selling stockholders.

(2)    Includes 3,340,636 shares of common stock underlying the Series D Convertible Common Stock, 1,885,851 shares of common stock underlying a warrant exercisable at $0.76, and 1,973,684 shares of common stock underlying a warrant exercisable at $0.77 per share. Scott Kaufman has the power to vote and dispose of the common shares being registered on behalf of MidSummer Investment Ltd.

(3)    Includes 328,948 shares of common stock underlying a warrant exercisable at $0.77 per share. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of September 25, 2006, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(4)    Includes 38,315 shares of common stock underlying a warrant exercisable at $0.70 and 79,825 shares of common stock underlying a warrant exercisable at $0.57 per share.

(5)    Includes 42,982 shares of common stock underlying a warrant exercisable at $0.57 per share.
Kuhns Brothers, Inc. is an affiliate of Kuhns Brothers Securities Corporation, a broker dealer. We have been advised that Kuhns Brothers, Inc. purchased our common stock and warrants in the ordinary course of business, not for resale, and at the time of purchase, did not have any agreements or understandings, directly or indirectly, with any person to distribute the related common stock. John D. Kuhns has the power to vote and dispose of the common shares being registered on behalf of Kuhns Brothers, Inc.

PLAN OF DISTRIBUTION

The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. As used in this prospectus, “selling stockholders” includes donees, pledgees, transferees and other successors in interest selling shares received from a selling stockholder after the date of this prospectus as a gift, pledge, partnership distribution or other non-sale transfer. Upon our being notified by a selling stockholder that a donee, pledgee, transferee or other successor in interest intends to sell shares, a supplement to this prospectus, if required, will be filed. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the American Stock Exchange;

•	in the over-the-counter market;

•	in negotiated transactions other than on such exchanges;

•	by pledge to secure debts and other obligations; or

•	in a combination of any of the above transactions.

If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

The shares of common stock described in this prospectus may be sold from time to time directly by the selling stockholders. Alternatively, the selling stockholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in the sale of shares of common stock described in this prospectus against certain liabilities, including liabilities arising under the Securities Act of 1933.

Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders may choose not to sell all of the shares they hold. The selling stockholders may transfer, devise or gift such shares by other means not described in this prospectus.

To comply with the securities laws of certain jurisdictions, our common stock must be offered or sold only through registered or licensed brokers or dealers.

Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common stock by the selling stockholder or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

All expenses of this registration will be paid by us. These expenses include the SEC’s filing fees, fees under state securities or “blue sky” laws, legal fees and printing costs.

LEGAL MATTERS

McGuireWoods LLP, New York, New York, has opined on the validity of the shares of common stock being offered pursuant to this prospectus. William A. Newman, one of our directors, is a partner of McGuireWoods LLP.

EXPERTS

The financial statements as of and for the year ended December 31, 2005 incorporated in this Prospectus by reference to the 2005 Annual Report on Form 10-K of On2 have been so incorporated in reliance on the report of Eisner llp, independent auditors, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules.

You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549.

You may also obtain copies of this information at prescribed rates by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission also maintains a website on the Internet that contains reports, proxy and information statements and other information about issuers, like us, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

You can also inspect reports, proxy statements and other information about us at the offices of The American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus information we file with the Securities and Exchange Commission in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus. We also incorporate by reference all future documents filed with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of shares of our common stock offered by this prospectus.

The following documents filed by us with the Securities and Exchange Commission are incorporated by reference into the prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006;

•	our Current Report on Form 8-K filed on August 25, 2006; and

•	the description of our common stock as set forth in our Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on October 3, 1997.

You may request a copy of these filings at no cost, by writing or calling us at the following address or telephone number:

On2 Technologies, Inc. 21 Corporate Drive Clifton Park, New York 12065 (518) 348-0099

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in those filings.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by On2 in connection with the issuance and distribution of the shares of common stock being registered. All amounts are estimates except the SEC registration fee.

Registration Fee	$439
Printing	$5,000
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$5,000
Miscellaneous	$4,561
Total	$25,000

Item 15.  Indemnification of Directors and Officers

Section 145 of Delaware General Corporation Law (the “DGCL”) allows for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article XI of our amended and restated certificate of incorporation and Article IX of our bylaws authorize indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. We maintain liability insurance for the benefit of our directors and certain of our officers.

The above discussion of the DGCL and of our amended and restated certificate of incorporation, bylaws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statutes, amended and restated certificate of incorporation, bylaws and indemnification agreements.

Item 16.  Exhibits

Exhibit No.	Description
4.1	Common Stock Purchase Warrant, dated as of August 24, 2006. **
5.1	Opinion of McGuireWoods LLP *
10.1	Securities Purchase Agreement, dated as of August 24, 2006. **
10.2	Registration Rights Agreement, dated as of August 24, 2006 **
10.3	Stockholder Voting Agreement **
23.1	Consent of Eisner LLP *
23.2	Consent of McGuireWoods LLP (contained in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)
__________________
*Filed herewith.
**Incorporated by reference to the Current Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 2006 (File No. 333-001-15117).

Item 17.  Undertakings

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)    If the registrant is relying on Rule 430B:

(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining any liability under the Act to any purchaser in the initial distribution of the securities, in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the   undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant agrees that it will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)

(i)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by such registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on September 25, 2006.

ON2 TECHNOLOGIES, INC.

By:	/s/ Bill Joll
Bill Joll
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Bill Joll and Matthew C. Frost, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bill Joll	Director, President, and Chief Executive Officer (Principal Executive Officer)	September 25, 2006
Bill Joll

/s/ Anthony Principe	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 25, 2006
Anthony Principe

/s/ William A. Newman	Director	September 25, 2006
William A. Newman

/s/ Mike Kopetski	Director	September 25, 2006
Mike Kopetski

/s/ Thomas Weigman	Director	September 25, 2006
Thomas Weigman

/s/ J. Allen Kosowsky	Director	September 25, 2006
J. Allen Kosowsky

/s/ Michael J. Alfant	Director	September 25, 2006
Michael J. Alfant

/s/ Afsaneh Naimollah	Director	September 25, 2006
Afsaneh Naimollah

/s/ James Meyer	Director	September 25, 2006
James Meyer

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Common Stock Purchase Warrant, dated as of August 24, 2006. **
5.1	Opinion of McGuireWoods LLP *
10.1	Securities Purchase Agreement, dated as of August 24, 2006. **
10.2	Registration Rights Agreement, dated as of August 24, 2006 **
10.3	Stockholder Voting Agreement **
23.1	Consent of Eisner LLP *
23.2	Consent of McGuireWoods LLP (contained in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)

*Filed herewith.
**Incorporated by reference to the current Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 2006 (File No. 333-001-15117).